SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive  Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                             MEDTOX SCIENTIFIC, Inc.
                (Name of Registrant as Specified In Its Charter)

                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;1 4) Proposed maximum aggregate value of transaction:
                  1 Set forth the amount on which the filing fee is calculated and state how it was determined.
[X]     Fee Paid  Previously  with  preliminary
        materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No:
         3)       Filing Party:
         Date Filed:

                             MEDTOX SCIENTIFIC, INC.
                             402 West County Road D
                            St. Paul, Minnesota 55112



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held on February 22, 1999


         NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders ("Special Meeting") of MEDTOX SCIENTIFIC, INC., a Delaware corporation (the "Company"), will be held at The Residence Inn, 2985 Centre Pointe Drive, Roseville, Minnesota 55113 on Monday, February 22, 1999 at 9:00 a.m. (CST) for the following purposes:

         1. To adopt and approve an amendment to the Company's Certificate of Incorporation providing for a one-for-twenty reverse stock split of outstanding Common Stock of the Company; and

         2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

         In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on January 7, 1999 as the record date for the determination of the holders of the shares of Common Stock entitled to notice of, and to vote at, the Special Meeting.

         Your attention is directed to the accompanying Proxy Statement.

         Stockholders are requested to date, sign and mail the enclosed Proxy as promptly as possible, whether or not they expect to attend the meeting in person.

                                 By Order of the Board of  Directors,



                                 Harry G. McCoy
                                 Chairman of the Board and President


St. Paul, Minnesota
January 19, 1999

                             MEDTOX SCIENTIFIC INC.
                             402 West County Road D
                            St. Paul, Minnesota 55112


                                PROXY STATEMENT



                         SPECIAL MEETING OF STOCKHOLDERS
                                February 22, 1999


                                     PROXIES

         The enclosed proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of MEDTOX SCIENTIFIC, INC., a Delaware corporation (the "Company"), for use at a special meeting of stockholders (the "Special Meeting") and at any and all adjournments thereof. Any stockholder has the power to revoke his or her Proxy at any time before it is voted. A Proxy may be revoked (1) by delivery of written notice of revocation to the Secretary of the Company at its principal office, 402 West County Road D, St. Paul, Minnesota 55112, (2) by the execution of a subsequent Proxy and presentment of such subsequent Proxy at the Special Meeting or (3) by attendance at the Special Meeting and voting in person. This solicitation is being made by use of the mails and the cost thereof will be borne by the Company. Shares represented by valid Proxies will be voted in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast FOR Proposal 1 concerning the Amendment to the Company's Certificate of Incorporation providing for a one-for-twenty reverse stock split.

         The costs of solicitation of proxies will be borne by the Company. In addition to use of mails, proxies may be solicited personally, or by telephone by one or more of the regular personnel of the Company without additional compensation. The Company expects to pay an independent proxy solicitor approximately $7,500 as compensation for the solicitation of proxies. In addition, the Company may reimburse brokers and other custodians, nominees and fiduciaries for their expenses for sending proxy material to beneficial owners, in accordance with Securities and Exchange Commission regulations.


     The Company anticipates mailing proxy materials to stockholders of record as of January 7, 1999 (the "Stockholders") on or about January 19, 1999.


                            OUTSTANDING VOTING STOCK

         Only holders of record of the Company's Common Stock, par value $.15 per share (the "Common Stock"), at the close of business on January 7, 1999 are entitled to vote on matters to be presented at the Special Meeting. Each share of Common Stock is entitled to one vote with respect to all such matters. The number of shares of Common Stock outstanding and entitled to vote at the close of business on January 7, 1999 was 58,029,594.

                          VOTE AND QUORUM REQUIREMENTS

         The presence in person or by Proxy of holders of a majority of the outstanding shares of Common Stock is required for there to exist the quorum needed to transact business at the Special Meeting. If, initially, a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained.

         The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment to the Certificate of Incorporation of the Company providing for the reverse stock split. Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

         An independent party will receive and tabulate all proxies and ballots, and such independent party and certain other team members of the Company will act as voting inspectors at the Special Meeting.

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to the Company as of January 7, 1999 regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding Common Stock, (ii) each of the Directors of the Company,
(iii) the Chief Executive Officer and all executive officers whose compensation is $100,000 or greater, and (iv) all executive officers and Directors of the Company as a group:



Name                                          Number of Shares Beneficially Owned          Percent of Common Stock Outstanding
Executive Officers and Directors:
Harry G. McCoy, Pharm. D.                                           3,860,569 (1)                             6.48%
Chairman and President
Richard J. Braun                                                      768,602 (2)                             1.29%
Chief Executive Officer and Director
Samuel C. Powell, Ph.D., Director                                   1,128,034 (3)                             1.90%
James W. Hansen, Director                                              90,277 (4)                                 *
Miles E. Efron, Director                                               84,722 (5)                                 *
Kevin J. Wiersma, Controller and Secretary                             39,996 (6)                                 *
All Directors and Executive Officers As a                           5,972,200 (7)                            10.02%
Group (6 in number)

*        Less than one percent (1%)

(1) Includes 693,602 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days.

(2) Includes 693,602 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days.

(3) Includes 76,389 shares of Common Stock issuable under options and 32,679 shares of Common Stock issuable under Common Stock Purchase Warrants which are or will become exercisable within the next 60 days.

(4) Includes 40,277 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days.

(5) Includes 34,722 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days.

(6) Includes 35,996 shares of Common Stock issuable under options which are or will become exercisable within the next 60 days.

(7) Includes 1,607,267 shares of Common Stock issuable under options or warrants which are or will become exercisable within the next 60 days.


                   APPROVAL OF THE REVERSE SPLIT - Proposal 1
                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1


         The Board of Directors of the Company has unanimously approved, and recommends that stockholders approve, an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock and make a corresponding reduction in the authorized number of shares of Common Stock which the Company may issue (such actions collectively being referred to as the "Reverse Split"). The Reverse Split, if approved by stockholders, would cause all issued and outstanding shares of the Company's Common Stock to be split, on a reverse basis, one-for-twenty (i.e., stockholders would receive one share of Common Stock for every twenty shares held by them prior to the Reverse Split). If the Reverse Split is approved at the Special Meeting, the Company intends to file documents to effect the Reverse Split with the Secretary of State of Delaware as soon as practicable thereafter, upon which filing it will be effective. As described below, the primary objective of the Board in effecting the Reverse Split is to increase the per share market price of the Common Stock, and the Reverse Split will be effective on the date such documents are filed (the "Effective Date").

         As part of the Reverse Split, Article V, Section 1 of the Certificate of Incorporation would be amended to decrease the authorized number of shares of capital stock which the Company may issue from 76,000,000 shares to 4,750,000 shares, 3,750,000 of which shall be Common Stock, and 1,000,000 of which shall be Preferred Stock.

         The primary objective of the Reverse Split is to increase the per share market price of the Common Stock. The Company has engaged in discussions with the American Stock Exchange ("AMEX") regarding the trading price of the Company's Common Stock. The AMEX requires a minimum stock price of at least $3.00 per share for initial listing and may delist a stock which trades at a lower price. The Company's Common Stock has traded below $1.00 per share throughout 1997 and 1998. Although the AMEX has not commenced delisting procedures with respect to the Common Stock, it has recommended that the Company take action to comply with the AMEX's minimum price rules. A failure by the Company to increase the price of the Common Stock could result in delisting of the Common Stock by the AMEX.

         A delisting of the Common Stock would have a number of adverse effects on the Company's stockholders. Availability of current market price information for the Common Stock and news coverage of the Company will be limited. Delisting may have the effect of restricting investors' interest in the Common Stock and may have a material adverse effect on the trading market and prices for the Common Stock as well as the Company's ability to issue additional securities or to secure additional financing. Because of the adverse impact on the trading market of the Common Stock and the potential loss of effective trading markets, the volatility of the Common Stock may be increased.

         In addition, stocks with low per share prices are subject to additional federal and state regulatory requirements. Because the market price of the Common Stock is less than $5 per share, the Common Stock cannot be used as collateral for margin loans. In addition, Common Stock priced less than $5 per share is deemed a "penny stock" under federal securities laws, resulting in application of additional regulatory restrictions. Although the price of the Common Stock is less than $5 per share, the Company does not believe that its Common Stock is a penny stock under federal securities laws, because the Company's net tangible assets exceed the required threshold of $4 million. However, there is no assurance that the Company will continue to meet the net tangible assets requirement or other exemptions from the definition of a penny stock in the future. If the price of the Common Stock can be maintained at approximately $5.00 per share, the number of institutional investors interested in purchasing Common Stock is likely to increase. This could improve the liquidity of the Common Stock for all stockholders.

         If the Reverse Split is not approved by stockholders, the Company believes that the Common Stock will not be eligible to continue to be traded on the American Stock Exchange. Similarly, the Common Stock likely would not be eligible to be traded on the Nasdaq National Market System or the Nasdaq Small Cap Market because the Company is not currently able to meet certain of the Nasdaq's initial listing requirements. In particular, the initial listing requirement of the Nasdaq National Market is a minimum bid price of $5 per share, and the initial listing requirement of the Nasdaq Small Cap Market is a minimum bid price of $4 per share.

         For the foregoing reasons, the Board of Directors has determined that a recapitalization through the Reverse Split would be in the best interests of the Company and its stockholders, and recommends stockholders approve the Reverse Split.

Effects of the Reverse Split

     General Effects. The principal effect of the Reverse Split would be to decrease the number of outstanding shares of the Company's Common Stock.
Specifically, the 58,029,594 shares of Common Stock issued and outstanding on the Record Date would, as a result of the Reverse Split, be converted into approximately 2,901,480 shares of Common Stock (with the precise number depending upon the extent of fractional shares resulting from the Reverse Split, which will be converted to cash based upon the market price for a share of Common Stock on the trading day prior to implementation of the Reverse Split). The number of shares of Common Stock authorized for issuance by the Company's Certificate of Incorporation following the Reverse Split would be proportionately adjusted from 75,000,000 shares to 3,750,000 shares. Accordingly, after the Reverse Split, there would be approximately 848,520 "new" (or post-Reverse Split) shares of Common Stock ("New Shares") available for issuance by the Company.

         Effect on Market for Common Stock. On January 4, 1999, the closing price of the Company's Common Stock as quoted on the AMEX was $0.25 per share. By decreasing the number of shares of Common Stock otherwise outstanding without altering the aggregate economic interest in the Company represented by such shares, the Board believes that the per share market price for the Company's Common Stock will be increased in excess of the minimum $1.00 bid price required for inclusion continued listing of shares on the AMEX. Based on the $0.25 per share closing price on January 4, 1999 and applying the Reverse Split, the per share price of the Common Stock would have been $5.00. There can be no assurance, however, that the per share price would remain at that level.

         Effect on Stock Options and Warrants. The total number of shares of Common Stock issuable upon the exercise of options and warrants to acquire such shares, and the exercise price thereof, shall be proportionally adjusted to reflect the Reverse Split.

         Effect under the Company's Rights Plan. Following the implementation of the Reverse Split, each share of Common Stock will continue to have one preferred share purchase right (a "Right") associated with it; however, the number of shares of Preferred Stock issuable upon the exercise of each Right shall be proportionally adjusted to reflect the Reverse Split (i.e., following the effectiveness of the Reverse Split, each Right, under certain circumstances, would be eligible to purchase up to twenty one-hundredths of a share of Preferred Stock).

     Changes in Stockholders' Equity. The Reverse Split would reduce the Company's stated capital, which consists of the par value per share of Common Stock multiplied by the number of such shares outstanding, from the amount which would otherwise exist (assuming the share amounts set forth above, the Reverse Split would reduce the Company's stated capital by approximately 8,269,217). Although the par value of Common Stock would remain at $0.15 per share following the Reverse Split, stated capital would be decreased because the number of shares outstanding would be reduced. Correspondingly, the Company's additional paid-in capital, which consists of the difference between its stated capital and the aggregate amount paid to the Company upon its issuance of all then outstanding shares of Common Stock, would be increased.

         Appraisal Rights. Pursuant to the Delaware General Corporate Law, the Company's stockholders are not entitled to appraisal rights with respect to the Reverse Split.

         Disadvantages. The Company believes that, as a result of the Reverse Split, certain shareholders may incur increased expenses in selling odd-lot shares of the Company's Common Stock.

Fractional Shares

         No scrip or fractional Shares will be issued as a result of the Reverse Split, and fractional share interests will not entitle the holder thereof to exercise any right of a stockholder with respect thereto. In lieu of issuing certificates evidencing fractional shares, each stockholder whose holdings on the Effective Date are not evenly divisible by 20 will be given the option, exercisable within 60 days, of either: (i) selling to other stockholders of the Company through the Company's transfer agent, American Stock Transfer & Trust, Inc. (the "Exchange Agent") his or her fractional share interest at a price in cash equal to the average of the reported closing prices for the shares on the AMEX for the ten trading days immediately preceding the Effective Date (the "Average Selling Price") per each 1/20 of a share of New Shares; or (ii) purchasing from other Stockholders through the Exchange Agent, at a price in cash equal to the Average Selling Price per each 1/20 of a share of New Shares, a sufficient fractional share interest to "round-up" to a full New Share (and thereby receive certificates representing whole New Shares in exchange for such fractional share interests).

         The Exchange Agent will act as agent for the stockholders in connection with the purchase and sale of fractional share interests for the purpose of combining such interest into whole shares. The Company will not solicit purchase or sale orders for fractional share interests. The transmittal form, which will be sent to stockholders after the Reverse Split becomes effective, will ask stockholders to designate whether he or she wishes to (i) sell any fractional share interest or (ii) purchase a sufficient fractional share interest from other stockholders to round-up his or her fractional share interest to a whole New Share.

         The Exchange Agent will, based on the order of receipt, match the transmittal forms of stockholders wishing to purchase fractional share interests with those of stockholders wishing to sell their fractional share interests. Accordingly, if stockholders wish to purchase more fractional share interests than those that have been offered for sale, the desire of some stockholders to purchase additional fractional share interests will not be met. Although no assurances can be given, the Company believes it likely that all requests to purchase a fractional share interest will be satisfied. Stockholders will not be permitted to purchase a larger fractional share interest than is necessary to round-up to the next highest whole number of New Shares.

         The period during which stockholders will be able to make the aforementioned election will expire 60 days after the transmittal forms are mailed to stockholders. Any stockholder whose transmittal form is not received by the Exchange Agent within such period will be deemed to have elected to sell any fractional share interest held by him or her. Any fractional share interests not purchased by other stockholders will be purchased by the Company.

Federal Income Tax Consequences

         The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment for any stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold Common Stock of the Company as a capital asset, may be subject to special rules not discussed below.

Accordingly, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of the Reverse Split, including the application and effect of federal, state, local or foreign income taxes and other laws.

         The receipt of whole New Shares (excluding fractional New Shares) in the Reverse Split should be non-taxable for federal income tax purposes. Consequently, a stockholder receiving New Shares will not recognize either gain or loss, or any other type of income, with respect to whole New Shares received as a result of the Reverse Split. In addition, the tax basis of such stockholder's shares of Common Stock prior to the Reverse Split will carry over as the tax basis of the stockholder's New Shares. The holding period of the New Shares should also include the stockholder's holding period of the Common Stock prior to the Reverse Split, provided that such Common Stock was held by the stockholder as a capital asset on the effective date of the Reverse Split.

         Any stockholder who receives cash in lieu of a fractional New Share pursuant to the Reverse Split will recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of Common Stock allocable to such fractional New Share. If the shares of Common Stock were held as a capital asset on the effective date of the Reverse Split Effective Date, then the stockholder's gain or loss will be a capital gain or loss. Such capital gain or loss will be a long-term capital gain or loss if the stockholder's holding period for the shares of Common Stock is longer than eighteen months, a short-term capital gain or loss if the stockholder's holding period is twelve months or less and mid-term gain or loss if the stockholder's holding period is longer than twelve months and less than eighteen months.

         Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or its stockholders would be subject to backup withholding or informational reporting with respect to cash distributed in lieu of fractional New Shares.

Exchange Of Shares

          On or after the effective date of the Reverse Split Effective Date, the Company will mail to each stockholder of record a letter of transmittal. Stockholders will be able to receive a certificate representing New Shares and, if applicable, cash in lieu of a fractional New Share only by transmitting to the Exchange Agent such stockholder's stock certificate(s) for shares of Common Stock outstanding prior to the Reverse Split, together with the properly executed and completed letter of transmittal, and such evidence of ownership of such shares as the Company may require. Stockholders will not receive certificates for New Shares unless and until the certificates representing their shares of Common Stock outstanding prior to the Reverse Split are surrendered. Stockholders should not forward their certificates to the Exchange Agent until the letter of transmittal is received and should surrender their certificates only with such letter of transmittal.

         Payment in lieu of a fractional New Share will be made to any stockholder entitled thereto promptly after receipt by the Company or its Exchange Agent of a properly completed letter of transmittal and stock certificate(s) for all of his or her shares of Common Stock outstanding prior to the Reverse Split. There will be no service charge payable by stockholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional New Share. These costs will be borne by the Company.

Required Vote

         The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the matter at the Annual Meeting will be required to approve the Reverse Split described in this Proposal 1.

            The Board of Directors recommends a vote FOR Proposal 1.



                          OTHER BUSINESS OF THE MEETING

         Management is not aware of any matters to come before the Special Meeting other than those stated in the Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the meeting or any adjournment thereof, the Proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed Proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such Proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the Proxy Statement.

                                                     HARRY G. McCOY
                                                     Chairman of the Board
                                                     and President



St. Paul, Minnesota
January 19, 1999



                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 75 Park Place, New York, New York 10007, and the John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issues that are filed electronically with the Commission. The address of the web site is HTTP://WWW.SEC.GOV.

The Company's Common Stock is listed on the American Stock Exchange (the "AMEX"), and reports, proxy statements and other information filed by the Company can be inspected at such exchange.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

2. The Company's Report on Form 8-K dated June 3, 1998.

3. The Company's Report on Form 8-K dated September 21, 1998.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting of Shareholders to which this Proxy Statement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Proxy Statement Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The Company will provide without charge to each person to whom a Proxy Statement is delivered upon written or oral request of each person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Proxy Statement incorporates). Requests for such copies should be directed to MEDTOX SCIENTIFIC, INC., Attention: Secretary, 402 West County Road D, St. Paul, Minnesota 55112, (651) 636-7466.

                                                                   Appendix A




                             MEDTOX SCIENTIFIC, INC.
                         SPECIAL MEETING OF STOCKHOLDERS
                                FEBRUARY 22, 1999

           This Proxy is Solicited on Behalf of the Board of Directors



         The undersigned stockholder of MEDTOX Scientific, Inc. (the "Company") hereby appoints Harry G. McCoy and Richard J. Braun, and each or either one of them, the true and lawful attorneys, agents, and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of MEDTOX SCIENTIFIC, Inc. which the undersigned may be entitled to vote at a Special Meeting of Stockholders of the Company to be held at the Residence Inn located at 2985 Centre Point Drive, Roseville, Minnesota on or about Monday, February 22, 1999, at 9:00 A.M., Central Time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, for the following purposes:




                 (Continued and to be signed on the other side)

         Please mark your
         votes as in this
         example                                   FOR     AGAINST     ABSTAIN
                                                  [   ]    [   ]        [   ]
      For               Withheld
     [   ]               [   ]                1.       To adopt and approve an
                                                       Amendment  to  the
                                                       Company's Certificate of
                                                       Incorporation
                                                       providing   for  a
                                                       one-for-twenty
                                                       reverse stock split  of
                                                       outstanding Common Stock
                                                       of  the Company.

                                              2.       Considering    and
                                                       acting   upon  any
                                                       other      matters
                                                       which may properly
                                                       come   before  the
                                                       meeting   or   any
                                                       adjournment thereof.





[    ]  Please check box if you intend to attend the meeting in person.


This Proxy will be voted for the choices specified. If no choice is specified with respect to the adoption and approval to the Company's Certificate of Incorporation, this Proxy will be voted FOR the adoption and approval to the Company's Certificate of Incorporation.
If no choice is specified  for Proposal 2, this Proxy will be voted FOR Proposal
2.


The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated January 19, 1999.


PLEASE MARK, SIGN, DATE AND MAIL  THIS PROXY IN THE ENVELOPE PROVIDED.

SIGNATURE(S) ________________________________ Dated:___________    _____, 1999
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, please give your full title as such.